As filed with the Securities and Exchange Commission on August 19, 2026

1933 Act Registration File No. 333-205411

1940 Act File No. 811-23063

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

Pre-Effective Amendment No.__

Post-Effective Amendment No. 77 and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

Amendment No. 79

HORIZON FUNDS

(Exact Name of Registrant as Specified in Charter)

6210 Ardrey Kell Road, Suite 300

Charlotte, North Carolina 28277

(Address of Principal Office)

Registrant’s Telephone Number, including Area Code: (704) 544-2399

Matthew S. Chambers

Horizon Funds

6210 Ardrey Kell Road, Suite 300

Charlotte, North Carolina 28277

(Name and Address of Agent for Service)

With copy to: Jeffrey T. Skinner, Esq.

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, NC 27101

It is proposed that this filing become effective (check appropriate box)

[ X ]	immediately upon filing pursuant to paragraph (b)
[ ]	on May 1, 2026, pursuant to paragraph (b)
[ ]	60 days after filing pursuant to paragraph (a)(1)
[ ]	on ________________ pursuant to paragraph (a)(1)
[ ]	75 days after filing pursuant to paragraph (a)(2)
[ ]	on (date) pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:

[ ]	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 77 (the “Post-Effective Amendment”) to the Registration Statement on Form N-1A of Horizon Funds (the “Trust”) is being filed solely for the purpose of filing certain exhibits to the Trust’s Registration Statement. Accordingly, the Post-Effective Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement, including the exhibits listed as “filed herewith” below. The Post-Effective Amendment does not modify any other part of the Trust’s Registration Statement. Pursuant to Rule 462(d) under the Securities Act of 1933, the Post-Effective Amendment shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Trust’s Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 28. Exhibits.

(a)	(1)	Certificate of Trust was previously filed with the Registrant’s Initial Registration on Form N-1A on June 2, 2015 and is incorporated by reference.

	(2)	Declaration of Trust was previously filed with the Registrant’s Initial Registration on Form N-1A on June 2, 2015 and is incorporated by reference.

(b)		By-Laws were previously filed with the Registrant’s Initial Registration on Form N-1A on June 2, 2015 and is incorporated by reference.

(c)		Instruments Defining Rights of Security Holders – See relevant portions of Certificate of Trust, Declaration of Trust and By-Laws.

(d)	(1)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Asset Allocation Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(2)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Dividend Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(3)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Income Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(4)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Active Risk Assist Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(5)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon Defined Risk Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(6)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon ESG Defensive Core Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(7)

First Amendment to the Investment Advisory Agreement between the Registrant, on behalf of the Horizon ESG Defensive Core Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 33 to its Registration Statement on Form N-1A on September 29, 2022 and is incorporated by reference.

(8)

Investment Advisory Agreement between the Registrant, on behalf of the Horizon U.S. Defensive Equity Fund, and Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(9)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon U.S. Defensive Small/Mid Cap Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A on October 3, 2022 and is incorporated by reference.

(10)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Tactical Fixed Income Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A on October 3, 2022 and is incorporated by reference.

(11)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Expedition Plus ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(12)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Landmark ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(13)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Expedition Plus ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(14)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Landmark ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(15)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Centre American Select Equity Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(16)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Centre Global Infrastructure Fund, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(17)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Core Equity ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(18)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Core Equity ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(19)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Dividend Income ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(20)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Dividend Income ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(21)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Managed Risk ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(22)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Managed Risk ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(23)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Core Bond ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(24)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Core Bond ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(25)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Flexible Income ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(26)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Flexible Income ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(27)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Nasdaq-100 Defined Risk ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(28)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Nasdaq-100 Defined Risk ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(29)

Form of Investment Advisory Agreement between the Registrant, on behalf of the Horizon Digital Frontier ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(30)

Form of Sub-Advisory Agreement between the Registrant, on behalf of the Horizon Digital Frontier ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A on April 4, 2025, and is incorporated by reference.

(31)

Form of Investment Advisory Agreement between the Registrant, on behalf of Horizon Small/Mid Cap Core Equity ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(32)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Horizon Small/Mid Cap Core Equity ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A on August 20, 2025, and is incorporated by reference.

(33)

Form of Investment Advisory Agreement between the Registrant, on behalf of Horizon International Equity ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(34)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Horizon International Equity ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A on August 20, 2025, and is incorporated by reference.

(35)

Form of Investment Advisory Agreement between the Registrant, on behalf of Horizon International Managed Risk ETF, and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(36)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Horizon International Managed Risk ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 54 to its Registration Statement on Form N-1A on August 20, 2025, and is incorporated by reference.

	(37)	Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Universal Fixed Income ETF, and Horizon Investments, LLC, filed herewith.

	(38)	Form of Investment Advisory Agreement between the Registrant, on behalf Anfield U.S. Equity Sector Rotation ETF, and Horizon Investments, LLC, filed herewith.

(39)

Form of Sub-Advisory Agreement between the Registrant, on behalf of Anfield U.S. Equity Sector Rotation ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 56 to its Registration Statement on Form N-1A on December 19, 2025, and is incorporated by reference.

	(40)	Form of Investment Advisory Agreement between the Registrant, on behalf Horizon Expansion Leaders ETF, and Horizon Investments, LLC, filed herewith.

(41)

Form of Sub-Advisory Agreement between the Registrant, on behalf Horizon Expansion Leaders ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 69 to the Registrant’s Registration Statement on Form N-1A on May 18, 2026, and is incorporated by reference.

	(42)	Form of Investment Advisory Agreement between the Registrant, on behalf Horizon High Income ETF, and Horizon Investments, LLC, filed herewith.

(43)

Form of Sub-Advisory Agreement between the Registrant, on behalf Horizon High Income ETF, Exchange Traded Concepts, LLC and Horizon Investments, LLC, was previously filed with Post-Effective Amendment No. 69 to the Registrant’s Registration Statement on Form N-1A on May 18, 2026, and is incorporated by reference.

	(44)	Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Universal Fixed Income Fund, and Horizon Investments, LLC, filed herewith.

(e)	(1)

Distribution Agreement between the Registrant and Quasar Distributors, LLC, effective as of February 8, 2016, was previously filed with Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A on January 29, 2016, and is incorporated by reference.

(2)

Novation to the Distribution Agreement between the Registrant and Quasar Distributors, LLC effective as of September 30, 2021 (Novation Agreement) was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(3)

Form of First Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

(4)

Second Amendment to Distribution Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

(5)

Form of Third Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

	(6)	Fourth Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(7)

Form of Fifth Amendment to Distribution Agreement was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(8)

ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, effective as of December 10, 2024, previously filed with the Post-Effective Amendment No. 44 to the Registrant’s Registration Statement on Form N-1A on January 14, 2025, is hereby incorporated by reference.

(9)

First Amendment to the ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, dated April 30, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

	(10)	Form of Authorized Participant Agreement, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(11)

Form of Second Amendment to the ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(12)

Form of Third Amendment to the ETF Distribution Agreement between the Registrant and Quasar Distributors, LLC, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026.

	(13)	Fourth Amendment to the Novated Distribution Agreement, dated March 31, 2026, filed herewith

(f)		Bonus, profit sharing contracts – None.

(g)	(1)

Custody Agreement between the Registrant and U.S. Bank National Association was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

	(2)	Form of First Amendment to Custody Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

	(3)

Second Amendment to the Custody Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

	(4)	Form of Third Amendment to the Custody Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

	(5)

Fourth Amendment to the Custody Agreement dated June 25, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

	(6)

Fifth Amendment to the Custody Agreement dated December 19, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

	(7)

Sixth Amendment to the Custody Agreement dated March 8, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(8)

Seventh Amendment to the Custody Agreement dated December 20, 2022, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference.

	(9)

Eighth Amendment to the Custody Agreement dated February 1, 2025, was previously filed with Post-Effective Amendment No. 48 to its Registration Statement on Form N-1A on March 28, 2025 and is incorporated by reference.

	(10)

Ninth Amendment to the Custody Agreement, dated April 10, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

	(11)

ETF Custody Agreement between the Registrant and U.S. Bank National Association, dated as of January 17, 2025 was previously filed with Post Effective Amendment No. 45 to its Registration Statement on Form N-1A on January 28, 2025 and incorporated by reference.

	(12)

First Amendment to the ETF Custody Agreement between the Registrant and U.S. Bancorp Fund Services, dated May 28, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

	(13)

Second Amendment to the ETF Custody Agreement between the Registrant and U.S. Bancorp Fund Services, dated October 28, 2025, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

	(14)

Third Amendment to the ETF Custody Agreement between the Registrant and U.S. Bancorp Fund Services, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026.

	(15)	Form of Tenth Amendment to the Custody Agreement, dated effective as of August 24, 2026, filed herewith.

(h)	(1)

Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

	(2)

Form of First Amendment to Fund Administration Servicing Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

	(3)

Third Amendment (including First Addendum) to the Fund Administration Servicing Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

	(4)

Form of Fourth Amendment to the Fund Administration Servicing Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

	(5)

Fifth Amendment (including Addendums) to the Fund Administration Servicing Agreement dated June 25, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

	(6)

Sixth Amendment (including Addendums) to the Fund Administration Servicing Agreement dated December 19, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

	(7)

Seventh Amendment to the Horizon Funds Fund Administration Servicing Agreement dated March 8, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

	(8)

Eighth Amendment to the Horizon Funds Fund Administration Servicing Agreement dated December 20, 2022, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference.

(9)

Ninth Amendment to the Horizon Funds Fund Administration Servicing Agreement dated February 1, 2025 was previously filed with Post-Effective Amendment No. 48 to its Registration Statement on Form N-1A on March 28, 2025 and is incorporated by reference.

(10)

Tenth Amendment to the Horizon Funds Fund Administration Servicing Agreement, dated April 10, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(11)

Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

(12)

Form of Addendum to Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

(13)

Third Amendment (including First Addendum) to the Transfer Agent Servicing Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

(14)

Form of Fourth Amendment to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

(15)

Fifth Amendment (including Addendums) to the Transfer Agent Servicing Agreement dated June 25, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(16)

Sixth Amendment (including Addendums) to the Transfer Agent Servicing Agreement dated December 19, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(17)

Seventh Amendment to the Horizon Funds Transfer Agent Servicing Agreement dated March 8, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(18)

Eighth Amendment to the Horizon Funds Transfer Agent Servicing Agreement dated December 20, 2022, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference.

(19)

Ninth Amendment to the Horizon Funds Transfer Agent Servicing Agreement dated February 1, 2025 was previously filed with Post-Effective Amendment No. 48 to its Registration Statement on Form N-1A on March 28, 2025 and is incorporated by reference.

(20)

Tenth Amendment to the Horizon Funds Transfer Agent Servicing Agreement, dated April 10, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(21)

Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

(22)

Form of First Amendment to Fund Accounting Servicing Agreement was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

(23)

Second Amendment to the Fund Accounting Servicing Agreement dated January 23, 2019 was previously filed with Post-Effective Amendment No. 19 to its Registration Statement on Form N-1A on March 29, 2019 and is incorporated by reference.

(24)

Form of Third Amendment to the Fund Accounting Servicing Agreement was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

(25)

Fourth Amendment to the Fund Accounting Servicing Agreement dated June 25, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(26)

Fifth Amendment to the Fund Accounting Servicing Agreement dated December 19, 2019 was previously filed with Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A on March 27, 2020 and is incorporated by reference.

(27)

Sixth Amendment to the Horizon Funds Fund Accounting Servicing Agreement dated March 8, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(28)

Seventh Amendment to the Horizon Funds Fund Accounting Servicing Agreement dated December 20, 2022, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference.

(29)

Eighth Amendment to the Horizon Funds Fund Accounting Servicing Agreement dated February 1, 2025 was previously filed with Post-Effective Amendment No. 48 to its Registration Statement on Form N-1A on March 28, 2025 and is incorporated by reference.

(30)

Ninth Amendment to the Horizon Funds Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated April 10, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(31)	Shareholder Services Plan, was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated herein by reference.

(32)

Second Amended and Restated Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Active Asset Allocation Fund was previously filed with Post-Effective Amendment No. 17 to its Registration Statement on Form N-1A on July 27, 2018 and is incorporated by reference.

(33)

Second Amended and Restated Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Active Risk Assist Fund was previously filed with Post-Effective Amendment No. 17 to its Registration Statement on Form N-1A on July 27, 2018 and is incorporated by reference.

(34)

Second Amended and Restated Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Active Income Fund was previously filed with Post-Effective Amendment No. 17 to its Registration Statement on Form N-1A on July 27, 2018 and is incorporated by reference.

(35)

Amended and Restated Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Active Dividend Fund was previously filed with Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A on March 30, 2018 and is incorporated by reference.

(36)

Form of Amended and Restated Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Defined Risk Fund was previously filed with Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A on March 30, 2018 and is incorporated by reference.

(37)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Defensive Multi-Factor Fund (formerly known as the Horizon U.S. Risk Assist® Fund) was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

(38)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Multi-Asset Income Fund was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

(39)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon ESG Defensive Core Fund was previously filed with Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A on December 26, 2019 and is incorporated by reference.

(40)

Amended and Restated Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon ESG Defensive Core Fund, was previously filed with Post-Effective Amendment No. 33 to its Registration Statement on Form N-1A on September 29, 2022 and is incorporated by reference.

(41)

Fund of Funds Investment Agreement between the Registrant and The Select Sector SPDR Trust dated January 19, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(42)

Fund of Funds Investment Agreement between the Registrant and SPDR S&P 500 ETF Trust and SPDR Dow Jones Industrial Average ETF Trust dated January 19, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(43)

Fund of Funds Investment Agreement between the Registrant and SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust dated January 19, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(44)

Form of Fund of Funds Investment Agreement between the Registrant and DBX ETF Trust dated January 19, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(45)

Fund of Funds Investment Agreement between the Registrant and BlackRock ETF Trust, BlackRock ETF Trust II, iShares Trust, iShares, Inc., and iShares U.S. ETF Trust dated January 19, 2022 was previously filed with Post-Effective Amendment No. 31 to its Registration Statement on Form N-1A on March 29, 2022 and is incorporated by reference.

(46)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon U.S. Defensive Small/Mid Cap Fund, was previously filed with Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A on October 3, 2022 and is incorporated by reference.

(47)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Horizon Tactical Income Fund, was previously filed with Post-Effective Amendment No. 34 to its Registration Statement on Form N-1A on October 3, 2022 and is incorporated by reference.

(48)

Addendum to the Fund Administration Servicing Agreement (Confluence), was previously filed with Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A on March 29, 2023 and is incorporated by reference

(49)

Addendum to the Fund Administration Servicing Agreement – was previously filed with Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A on March 27, 2024 and is incorporated by reference.

(50)

ETF Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated January 22, 2025 was previously filed with Post Effective Amendment No. 45 to its Registration Statement on Form N-1A on January 28, 2025 and incorporated by reference.

(51)

First Amendment to the Horizon Funds ETF Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated May 28, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(52)

ETF Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated January 22, 2025, was previously filed with Post Effective Amendment No. 45 to its Registration Statement on Form N-1A on January 28, 2025 and incorporated by reference.

(53)

First Amendment to the Horizon Funds ETF Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated May 28, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(54)

ETF Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated January 22, 2025 was previously filed with Post Effective Amendment No. 45 to its Registration Statement on Form N-1A on January 28, 2025 and incorporated by reference.

(55)

First Amendment to the Horizon Funds ETF Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated May 28, 2025, was previously filed with Post-Effective Amendment No. 53 to its Registration Statement on Form N-1A on June 20, 2025 and is incorporated by reference.

(56)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Centre American Select Equity Fund, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(57)

Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant on behalf of the Centre Global Infrastructure Fund, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(58)

Second Amendment to the Horizon Funds ETF Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated October 30, 2025, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(59)

Second Amendment to the Horizon Funds ETF Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated October 30, 2025, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(60)

Second Amendment to the Horizon Funds ETF Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, dated October 30, 2025, was previously filed with Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

(61)

Third Amendment to the Horizon Funds ETF Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026.

(62)

Third Amendment to the Horizon Funds ETF Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026.

(63)

Third Amendment to the Horizon Funds ETF Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, was previously filed with Post-Effective Amendment No. 74 to the Registrant’s Registration Statement on Form N-1A on June 18, 2026.

	(64)	Form of Eleventh Amendment to the Administration Servicing Agreement, dated effective as of August 24, 2026, filed herewith.

	(65)	Form of Tenth Amendment to the Accounting Servicing Agreement, dated effective as of August 24, 2026, filed herewith.

	(66)	Form of Eleventh Amendment to the Transfer Agent Servicing Agreement, dated effective as of August 24, 2026, filed herewith.

	(67)	Form of Expense Limitation Agreement between Horizon Investments, LLC and the Registrant, on behalf of Anfield Universal Fixed Income Fund, filed herewith.

(i)	(1)

Opinion and consent of counsel relating to Horizon Active Asset Allocation Fund, Horizon Active Risk Assist Fund and Horizon Active Income Fund was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

(2)

Opinion and consent of counsel relating to Horizon Active Dividend Fund (formerly known as Horizon Dynamic Dividend Fund) and Horizon Defined Risk Fund was previously filed with Post-Effective Amendment No. 7 to its Registration Statement on Form N-1A on October 7, 2016 and is incorporated by reference.

(3)

Opinion and consent of counsel relating to Horizon Defensive Multi-Factor Fund (formerly known as Horizon U.S. Risk Assist® Fund), Horizon ESG Defensive Core Fund (formerly known as the Horizon Sustainable Risk Assist® Fund) and Horizon Multi-Asset Income Fund was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

	(4)

Opinion and consent of counsel relating to Horizon Expedition Plus ETF and Horizon Landmark ETF, previously filed with the Post-Effective Amendment No. 44 to the Registrant’s Registration Statement on Form N-1A on January 14, 2025, is hereby incorporated by reference.

	(5)

Opinion and consent of counsel relating to Centre American Select Equity Fund and Centre Global Infrastructure Fund, previously filed with Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 on February 7, 2025, is hereby incorporated by reference.

	(6)

Opinion and consent of counsel relating to Horizon Small/Mid Cap Core Equity ETF, Horizon International Equity ETF, and Horizon International Managed Risk ETF was previously filed with Post-Effective Amendment No. 55 to the Registrant’s Registration Statement on Form N-1A on November 3, 2025, and is incorporated by reference.

	(7)

Opinion and consent of counsel relating to Anfield Universal Fixed Income ETF and Anfield U.S. Equity Sector Rotation ETF was previously filed with Post-Effective Amendment No. 60 to the Registrant’s Registration Statement on Form N-1A on March 13, 2026 and is incorporated by reference.

	(8)

Opinion and consent of counsel relating to Anfield Universal Fixed Income Fund was previously filed with Post-Effective Amendment No. 61 to the Registrant’s Registration Statement on Form N-1A on March 13, 2026 and is incorporated by reference.

	(8)

Opinion and Consent of Counsel relating to Horizon Expansion Leaders ETF and Horizon High Income ETF, was previously filed with Post-Effective Amendment No. 76 to the Registrant’s Registration Statement on Form N-1A on July 30, 2026, and is incorporated by reference.

(j)	(1)	Consent of Independent Registered Public Accounting Firm – Not Applicable

(k)		Financial statements omitted from prospectus – None.

(l)		Initial Subscription Agreement was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

(m)	(1)	Distribution Plan pursuant to Rule 12b-1, was previously filed with Post-Effective Amendment No. 61 to its Registration Statement on Form N-1A on March 12, 2025 and is incorporated by reference.

(n)	(1)	Rule 18f-3 Multiple Class Plan was previously filed with Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A on June 25, 2019 and is incorporated by reference.

	(2)

Amended and Restated Rule 18f-3 Multiple Class Plan, was previously filed with Post-Effective Amendment No. 43 to its Registration Statement on Form N-1A on November 19, 2024 and is incorporated by reference.

(o)		Reserved.

(p)	(1)	Code of Ethics of Horizon Funds was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

	(2)	Code of Ethics of Horizon Investments, LLC was previously filed with Post-Effective Amendment No. 9 to its Registration Statement on Form N-1A on January 30, 2017 and is incorporated by reference.

	(3)	Code of Ethics of Quasar Distributors, LLC was previously filed with Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A on January 29, 2016 and is incorporated by reference.

	(4)

Code of Ethics of Exchange Traded Concepts, LLC, was previously filed with Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A on November 1, 2024 and is incorporated by reference.

(q)	Powers of Attorney were previously filed with Post-Effective Amendment No. 32 to its Registration Statement on Form N-1A on August 1, 2022 and are incorporated by reference.

Item 29. Persons Controlled by or Under Common Control with Registrant

None.

Item 30. Indemnification

Reference is made to Article VII, Sections 2 and 3 of the Registrant’s Declaration of Trust with respect to the Registrant. The general effect of this provision is to indemnify the Trustees, officers, employees and other agents of the Trust who are parties pursuant to any proceeding by reason of their actions performed in their scope of service on behalf of the Trust.

Pursuant to Rule 484 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.”

Item 31. Business and Other Connections of Investment Adviser

Incorporated by reference to the Statement of Additional Information pursuant to Rule 411 under the Securities Act of 1933.

Item 32. Principal Underwriter.

(a)	Quasar Distributors, LLC, the Registrant’s principal underwriter, acts as principal underwriter for the following investment companies:

1. Abacus FCF ETF Trust

2. Advisor Managed Portfolios

3. Antares Private Credit Fund

4. Capital Advisors Growth Fund, Series of Advisors Series Trust

5. Chase Growth Fund, Series of Advisors Series Trust

6. Davidson Multi Cap Equity Fund, Series of Advisors Series Trust

7. Edgar Lomax Value Fund, Series of Advisors Series Trust

8. Huber Large Cap Value Fund, Series of Advisors Series Trust

9. Huber Mid Cap Value Fund, Series of Advisors Series Trust

10. Huber Select Large Cap Value Fund, Series of Advisors Series Trust

11. Huber Small Cap Value Fund, Series of Advisors Series Trust

12. Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust

13. Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust

14. Medalist Partners Short Duration Fund, Series of Advisors Series Trust

15. O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust

16. PIA BBB Bond Fund, Series of Advisors Series Trust

17. PIA High Yield (MACS) Fund, Series of Advisors Series Trust

18. PIA High Yield Fund, Series of Advisors Series Trust

19. PIA MBS Bond Fund, Series of Advisors Series Trust

20. PIA Short-Term Securities Fund, Series of Advisors Series Trust

21. Poplar Forest Cornerstone Fund, Series of Advisors Series Trust

22. Poplar Forest Partners Fund, Series of Advisors Series Trust

23. Pzena Emerging Markets Value Fund, Series of Advisors Series Trust

24. Pzena International Small Cap Value Fund, Series of Advisors Series Trust

25. Pzena International Value Fund, Series of Advisors Series Trust

26. Pzena Mid Cap Value Fund, Series of Advisors Series Trust

27. Pzena Small Cap Value Fund, Series of Advisors Series Trust

28. Reverb ETF, Series of Advisors Series Trust

29. Scharf ETF, Series of Advisors Series Trust

30. Scharf Global Opportunity ETF, Series of Advisors Series Trust

31. Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust

32. Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust

33. Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust

34. The Aegis Funds

35. Allied Asset Advisors Funds

36. Angel Oak Funds Trust

37. Angel Oak Strategic Credit Fund

38. Brookfield Infrastructure Income Fund Inc.

39. Brookfield Investment Funds

40. Buffalo Funds

41. RJ Eagle GCM Dividend Select Income ETF, Series of Carillon Series Trust

42. RJ Eagle Municipal Income ETF, Series of Carillon Series Trust

43. RJ Eagle Vertical Income ETF, Series of Carillon Series Trust

44. DoubleLine Funds Trust

45. AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions

46. AAM Brentview Dividend Growth ETF, Series of ETF Series Solutions

47. AAM Crescent CLO ETF, Series of ETF Series Solutions

48. AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions

49. AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions

50. AAM Sawgrass U.S. Large Cap Quality Growth ETF, Series of ETF Series Solutions

51. AAM Sawgrass U.S. Small Cap Quality Growth ETF, Series of ETF Series Solutions

52. AAM SLC Low Duration Income ETF, Series of ETF Series Solutions

53. AAM Todd International Intrinsic Value ETF, Series of ETF Series Solutions

54. AAM Transformers ETF, Series of ETF Series Solutions

55. Acquirers Deep Value ETF, Series of ETF Series Solutions

56. Aptus April Buffer, Series of ETF Series Solutions

57. Aptus Collared Investment Opportunity ETF, Series of ETF Series Solutions

58. Aptus Deferred Income ETF, Series of ETF Series Solutions

59. Aptus Defined Risk ETF, Series of ETF Series Solutions

60. Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions

61. Aptus Enhanced Yield ETF, Series of ETF Series Solutions

62. Aptus International Enhanced Yield ETF, Series of ETF Series Solutions

63. Aptus January Buffer ETF, Series of ETF Series Solutions

64. Aptus July Buffer ETF, Series of ETF Series Solutions

65. Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions

66. Aptus Large Cap Upside ETF, Series of ETF Series Solutions

67. Aptus October Buffer ETF, Series of ETF Series Solutions

68. Bahl & Gaynor Dividend ETF, Series of ETF Series Solutions

69. Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions

70. Bahl & Gaynor Small Cap Dividend ETF, Series of ETF Series Solutions

71. BTD Capital Fund, Series of ETF Series Solutions

72. Carbon Strategy ETF, Series of ETF Series Solutions

73. ClearShares OCIO ETF, Series of ETF Series Solutions

74. ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions

75. ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions

76. Colterpoint Net Lease Real Estate ETF, Series of ETF Series Solutions

77. Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions

78. Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions

79. Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions

80. ETFB Green SRI REITs ETF, Series of ETF Series Solutions

81. Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions

82. Hoya Capital Housing ETF, Series of ETF Series Solutions

83. LHA Market State Tactical Beta ETF, Series of ETF Series Solutions

84. LHA Market State Tactical Q ETF, Series of ETF Series Solutions

85. LHA Risk-Managed Income ETF, Series of ETF Series Solutions

86. McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions

87. Opus Small Cap Value ETF, Series of ETF Series Solutions

88. The Acquirers Fund, Series of ETF Series Solutions

89. The Brinsmere Fund - Conservative ETF, Series of ETF Series Solutions

90. The Brinsmere Fund - Growth ETF, Series of ETF Series Solutions

91. U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions

92. U.S. Global JETS ETF, Series of ETF Series Solutions

93. U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions

94. U.S. Global Technology and Aerospace & Defense ETF, Series of ETF Series Solutions

95. US Vegan Climate ETF, Series of ETF Series Solutions

96. Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions

97. Vest 2 Year Interest Rate Hedge ETF, Series of ETF Series Solutions

98. First American Funds Trust

99. FundX Investment Trust

100. The Glenmede Fund, Inc.

101. The GoodHaven Funds Trust

102. Harding, Loevner Funds, Inc.

103. Hennessy Funds Trust

104. Horizon Funds

105. Hotchkis & Wiley Funds

106. Intrepid Capital Management Funds Trust

107. Jacob Funds Inc.

108. The Jensen Quality Growth Fund Inc.

109. Kirr, Marbach Partners Funds, Inc.

110. Core Alternative ETF, Series of Listed Funds Trust

111. Optimized Equity Income ETF, Series of Listed Funds Trust

112. Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust

113. Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust

114. LKCM Funds

115. LoCorr Investment Trust

116. MainGate Trust

117. Kensington Active Advantage Fund, Series of Managed Portfolio Series

118. Kensington Credit Opportunities ETF, Series of Managed Portfolio Series

119. Kensington Defender Fund, Series of Managed Portfolio Series

120. Kensington Dynamic Allocation Fund, Series of Managed Portfolio Series

121. Kensington Hedged Premium Income ETF, Series of Managed Portfolio Series

122. Kensington Managed Income Fund, Series of Managed Portfolio Series

123. LK Balanced Fund, Series of Managed Portfolio Series

124. Leuthold Core ETF, Series of Managed Portfolio Series

125. Leuthold Core Investment Fund, Series of Managed Portfolio Series

126. Leuthold Global Fund, Series of Managed Portfolio Series

127. Leuthold Grizzly Short Fund, Series of Managed Portfolio Series

128. Leuthold Select Industries ETF, Series of Managed Portfolio Series

129. Muhlenkamp Fund, Series of Managed Portfolio Series

130. Nuance Concentrated Value Fund, Series of Managed Portfolio Series

131. Nuance Mid Cap Value Fund, Series of Managed Portfolio Series

132. Olstein All Cap Value Fund, Series of Managed Portfolio Series

133. Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series

134. Port Street Quality Growth Fund, Series of Managed Portfolio Series

135. Reinhart Genesis PMV Fund, Series of Managed Portfolio Series

136. Reinhart International PMV Fund, Series of Managed Portfolio Series

137. Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series

138. Tremblant Global ETF, Series of Managed Portfolio Series

139. Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios

140. Hood River Emerging Markets Fund, Series of Manager Directed Portfolios

141. Hood River International Opportunity Fund, Series of Manager Directed Portfolios

142. Hood River New Opportunities Fund, Series of Manager Directed Portfolios

143. Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios

144. SanJac Alpha Core Plus Bond ETF, Series of Manager Directed Portfolios

145. SanJac Alpha Low Duration ETF, Series of Manager Directed Portfolios

146. SWP Growth & Income ETF, Series of Manager Directed Portfolios

147. Vert Global Sustainable Real Estate ETF, Series of Manager Directed Portfolios

148. Mason Capital Fund Trust

149. Matrix Advisors Funds Trust

150. Monetta Trust

151. Nicholas Equity Income Fund, Inc.

152. Nicholas Fund, Inc.

153. Nicholas II, Inc.

154. Nicholas Limited Edition, Inc.

155. Oaktree Diversified Income Fund Inc.

156. Permanent Portfolio Family of Funds

157. Perritt Funds, Inc.

158. Procure ETF Trust II

159. Professionally Managed Portfolios

160. Provident Mutual Funds, Inc.

161. Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.

162. Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.

163. Adara Smaller Companies Fund, Series of The RBB Fund, Inc.

164. Aquarius International Fund, Series of The RBB Fund, Inc.

165. Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.

166. Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.

167. Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.

168. Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.

169. Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.

170. Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.

171. Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.

172. F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.

173. F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.

174. F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.

175. F/m Callable Tax-Free Municipal ETF, Series of The RBB Fund, Inc.

176. F/m Compoundr High Yield Bond ETF, Series of The RBB Fund, Inc.

177. F/m Compoundr U.S. Aggregate Bond ETF, Series of The RBB Fund, Inc.

178. F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.

179. F/m Emerald Special Situations ETF, Series of The RBB Fund, Inc.

180. F/m High Yield 100 ETF, Series of The RBB Fund, Inc.

181. F/m Investments Large Cap Focused Fund Series of The RBB Fund, Inc.

182. F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.

183. F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF Series of The RBB Fund, Inc.

184. F/m US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.

185. F/m US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.

186. F/m US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.

187. F/m US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.

188. F/m US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.

189. F/m US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.

190. F/m US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.

191. F/m US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.

192. F/m US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.

193. F/m US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.

194. Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.

195. Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.

196. Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.

197. Motley Fool Innovative Growth Factor ETF, Series of The RBB Fund, Inc.

198. Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.

199. Motley Fool Momentum Factor ETF, Series of The RBB Fund, Inc.

200. Motley Fool Next Index ETF, Series of The RBB Fund, Inc.

201. Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.

202. Motley Fool Value Factor ETF, Series of The RBB Fund, Inc.

203. MUFG Japan Small Cap Active ETF, Series of The RBB Fund, Inc.

204. Oakhurst Fixed Income Fund, Series of The RBB Fund, Inc.

205. Optima Strategic Credit Fund, Series of The RBB Fund, Inc.

206. SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.

207. SGI Enhanced Core ETF, Series of The RBB Fund, Inc.

208. SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.

209. SGI Enhanced Market Leaders ETF, Series of The RBB Fund, Inc.

210. SGI Global Equity Fund, Series of The RBB Fund, Inc.

211. SGI Peak Growth Fund, Series of The RBB Fund, Inc.

212. SGI Prudent Growth Fund, Series of The RBB Fund, Inc.

213. SGI Small Cap Core Fund, Series of The RBB Fund, Inc.

214. SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.

215. SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.

216. WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.

217. WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.

218. The RBB Fund Trust

219. RBC Funds Trust

220. Rockefeller Municipal Opportunities Fund

221. SEG Partners Long/Short Equity Fund

222. Series Portfolios Trust

223. Thompson IM Funds, Inc.

224. Tortoise Capital Series Trust

225. Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers

226. Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers

227. CrossingBridge Low Duration High Income Fund, Series of Trust for Professional Managers

228. CrossingBridge Nordic High Income Bond Fund, Series of Trust for Professional Managers

229. CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers

230. CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers

231. RiverPark Strategic Income Fund, Series of Trust for Professional Managers

232. Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers

233. Jensen Global Quality Growth Fund, Series of Trust for Professional Managers

234. Jensen Quality MidCap Fund, Series of Trust for Professional Managers

235. Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers

236. Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers

237. Wall Street EWM Funds Trust

(b) To the best of Registrant’s knowledge, the directors and executive officers of Quasar Distributors, LLC are as follows:

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301 Portland, ME 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301 Portland, ME 04101	Vice President	None

Name	Address	Position with Underwriter	Position with Registrant
Kate Macchia	190 Middle Street, Suite 301 Portland, ME 04101	Vice President	None
Susan L. LaFond	190 Middle Street, Suite 301 Portland, ME 04101	Vice President and Chief Compliance Officer and Treasurer	None
Gabriel E. Edelman	190 Middle Street, Suite 301 Portland, ME 04101	Secretary	None
Weston Sommers	190 Middle Street, Suite 301 Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c) Not applicable.

Item 33. Location of Accounts and Records

The books, accounts and other documents required by Section 31(a) under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder will be maintained at the offices of:

Horizon Investments, LLC, 6210 Ardrey Kell Road, Suite 300, Charlotte, North Carolina 28277 (records relating to its function as investment adviser of Horizon Funds).

Exchange Traded Concepts, LLC, 10900 Hefner Pointe Dr #400, Oklahoma City, Oklahoma 73120 (records relating to its function as investment sub-adviser of Horizon Funds).

U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202 (records relating to its function as administrator, transfer agent and dividend disbursing agent).

U.S. Bank, N.A., 1555 North River Center Drive, Suite 302, Milwaukee, Wisconsin, 53212 (records relating to its function as custodian).

Quasar Distributors, LLC, 190 Middle Street, Suite 301, Portland, ME 04101 (records relating to its function as distributor).

Item 34. Management Services

Not applicable.

Item 35. Undertakings

The Registrant hereby undertakes to furnish each person to whom a Prospectus for one or more of the series of the Registrant is delivered with a copy of the relevant latest annual report to shareholders, upon request and without charge.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act of 1933, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, and State of North Carolina, on August 18, 2026.

Horizon Funds

By:	/s/ John Drahzal
John Drahzal
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ John Drahzal	President and Trustee	August 18, 2026
John Drahzal

John W. Davidson*	Trustee	August 18, 2026
John W. Davidson

Todd W. Gaylord*	Trustee	August 18, 2026
Todd W. Gaylord

Thomas W. Okel*	Trustee	August 18, 2026
Thomas W. Okel

/s/ Steve Terry	Treasurer	August 18, 2026
Steve Terry

*By	/s/ Matthew Chambers
Matthew Chambers

*	As Attorney-in-Fact pursuant to Powers of Attorney previously filed and incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
(d)(37)	Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Universal Fixed Income ETF, and Horizon Investments, LLC
(d)(38)	Form of Investment Advisory Agreement between the Registrant, on behalf Anfield U.S. Equity Sector Rotation ETF, and Horizon Investments, LLC
(d)(40)	Form of Investment Advisory Agreement between the Registrant, on behalf Horizon Expansion Leaders ETF, and Horizon Investments, LLC
(d)(42)	Form of Investment Advisory Agreement between the Registrant, on behalf Horizon High Income ETF, and Horizon Investments, LLC
(d)(44)	Form of Investment Advisory Agreement between the Registrant, on behalf of Anfield Universal Fixed Income Fund, and Horizon Investments, LLC
(e)(13)	Fourth Amendment to the Novated Distribution Agreement
(g)(15)	Form of Tenth Amendment to the Custody Agreement
(h)(64)	Form of Eleventh Amendment to the Administration Servicing Agreement
(h)(65)	Form of Tenth Amendment to the Accounting Servicing Agreement
(h)(66)	Form of Eleventh Amendment to the Transfer Agent Servicing Agreement
(h)(67)	Form of Expense Limitation Agreement between the Registrant, on behalf of Anfield Universal Fixed Income Fund, and Horizon Investments, LLC